   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 10, 1996
                                                   REGISTRATION NO. 333-01039


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ------------------
                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------
                                   GENUS, INC.
             (Exact name of Registrant as specified in its charter)
                               ------------------

          California                                           94-2790804
- -------------------------------                          -----------------------
(State or other jurisdiction of                             (I.R.S. Employer
incorporation or organization)                           Identification Number)

                               1139 Karlstad Drive
                               Sunnyvale, CA 94089
                                 (408) 747-7120
   (Address, including zip code and telephone number, including area code, of Registrant's principal executive offices)
                               ------------------
                               WILLIAM W.R. ELDER
                             Chief Executive Officer
                                   Genus, Inc.
                               1139 Karlstad Drive
                               Sunnyvale, CA 94089
                                 (408) 747-7120
       (Name, address, including zip code and telephone number, including area code, of agent for service)
                               ------------------
                                   Copies to:
                             Steven L. Berson, Esq.
                        Wilson Sonsini Goodrich & Rosati
                            Professional Corporation
                               650 Page Mill Road
                            Palo Alto, CA 94304-1050
                                 (415) 493-9300
                              Fax:  (415) 493-6811
                               ------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time as the several selling shareholders may decide.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                              SUBJECT TO COMPLETION
                                DATED MAY 10, 1996






                                1,297,939 SHARES

                                   GENUS, INC.

                                  COMMON STOCK


     The shares offered by this Prospectus may be sold by certain shareholders (see "Selling Shareholders") from time to time through brokers, to dealers acting as principals, directly to purchasers in negotiated transactions, or any combination of these methods of sale. Sales may be made at prevailing market prices at the time of such sales, at prices related to such prevailing prices, at fixed prices that may be changed or at negotiated prices. The Company will not receive any proceeds from the sale of the shares offered by this Prospectus.

     The Company will pay the expenses of this offering (excluding brokerage commissions), estimated at $11,000.

     On May 3, 1996, the last price of the Common Stock on the Nasdaq National Market was $7.94 per share (symbol GGNS).


                               ------------------

      THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK.  SEE "RISK FACTORS."

                               ------------------



THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



               The date of this Prospectus is May 10, 1996.


Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                              AVAILABLE INFORMATION

     As used in this Prospectus, unless the context otherwise requires, the terms "Genus" and the "Company" mean Genus, Inc. and its subsidiaries. The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports and proxy information filed with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: New York Regional Office, 75 Park Place, 14th Floor, New York, New York 10007; and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     The Company also has filed with the Commission a Registration Statement (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, copies of which may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission. Statements contained in this Prospectus as to the contents of any contract or any other document filed, or incorporated by reference, as an exhibit to the Registration Statement, are qualified in all respects by such reference.


                      INFORMATION INCORPORATED BY REFERENCE

     The following documents, previously filed by the Company with the Commission pursuant to the Exchange Act, are hereby incorporated by reference, except as superseded or modified herein:

     Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (the "1995 Form 10-K");

Each document filed subsequent to the date of this Prospectus pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the termination of this offering shall be deemed to be incorporated by reference into this Prospectus and shall be part hereof from the date of filing of such document. Any statement contained in any document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any document described above (other than exhibits). Requests for such copies should be directed to Genus, Inc. at its principal offices located at 1139 Karlstad Drive, Sunnyvale, California 94089, telephone (408) 747-7120, attention: Investor Relations.

                                  RISK FACTORS

     An investment in the shares being offered by this Prospectus involves a high degree of risk. The following factors, in addition to those discussed elsewhere in this Prospectus, should be carefully considered in evaluating the Company and its business prospects before purchasing shares offered by this Prospectus.

     This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to, the "Risk Factors" described below.

     HISTORICAL PERFORMANCE. Although the Company had net income of $19.3 million in the year ended December 31, 1995 and net income of $4.2 million in the year ended December 31, 1994, the Company experienced losses of $4.0 million, $17.1 million and $6.9 million for the years ended December 31, 1991, 1992 and 1993. Although the Company has experienced improved sales and operating results in recent quarters, there can be no assurance that the Company will be able to sustain similar revenue growth on a quarterly or annual basis, or that the Company will be able to maintain profitability on a quarterly or annual basis.

     COMPETITION. The semiconductor manufacturing capital equipment industry is highly competitive. The Company faces substantial competition throughout the world. The Company believes that to remain competitive, it will require significant financial resources in order to offer a broader range of products, to maintain customer service and support centers worldwide and to invest in product and process research and development. Many of the Company's existing and potential competitors have substantially greater financial resources, more extensive engineering, manufacturing, marketing and customer service and support capabilities, as well as greater name recognition than the Company. The Company expects its competitors to continue to improve the design and performance of their current products and processes and to introduce new products and processes with improved price and performance characteristics. If the Company's competitors enter into strategic relationships with leading semiconductor manufacturers covering MeV or CVD products similar to those sold by the Company, this could have a material adverse effect on the Company's ability to sell its products to these manufacturers. No assurance can be given that the Company will continue to compete successfully in the United States or worldwide. The Company faces direct competition in CVD tungsten silicide from Applied Materials, Inc. and Tokyo Electron, Ltd. In the ion implantation marketplace, the Company's MeV ion implantation systems compete with Eaton Corporation as well as with high current and medium current systems also marketed by Eaton Corporation and other manufacturers. There can be no assurance that competitors will not succeed in developing new technologies, in offering products that are offered at lower prices than those of the Company or in obtaining market acceptance for products more rapidly than the Company.

     DEPENDENCE ON NEW PRODUCTS AND PROCESSES. The Company believes that its future performance will depend in part upon its ability to continue to enhance its existing products and their process capabilities and to develop and manufacture new products with new or improved process capabilities. As a result, the Company expects to continue to invest in research and development. The Company also must manage product transitions successfully, as introductions of new products could adversely affect sales of existing products. There can be no assurance that the market will accept the Company's new products or that the Company will be able to develop and introduce new products or processes or enhancements to its existing products and processes in a timely manner which satisfy customer needs or achieve market acceptance. The failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, if the Company is not successful in the development of advanced processes or equipment for manufacturers with whom it has formed strategic alliances, its ability to sell its products to those manufacturers would be adversely affected.


     CYCLICAL NATURE OF THE SEMICONDUCTOR INDUSTRY. The Company's business depends upon the capital expenditures of semiconductor manufacturers, which in turn depend on the current and anticipated market demand for integrated circuits and products utilizing integrated circuits. The semiconductor industry is cyclical and has historically experienced periodic downturns, which often have had an adverse effect on the semiconductor industry's demand for semiconductor manufacturing capital equipment. Prior semiconductor industry downturns have adversely affected the Company's revenue, operating margins and results of operations. No assurance can be given that the Company's revenue and operating results will not be materially and adversely affected if a downturn in the semiconductor industry occurs in the future. In addition, the need for continued investment in research and development, substantial capital equipment requirements and extensive ongoing worldwide customer service and support capability may limit the Company's ability to reduce expenses or to maintain them at current levels. Accordingly, there is no assurance that the Company will be able to remain profitable in the future.

     RELIANCE ON INTERNATIONAL SALES

     International sales accounted for approximately 70%, 84%, 89% and 88%, respectively, of total net sales in fiscal 1992, 1993, 1994 and 1995. In addition, net sales to Korean customers accounted for approximately 11%, 32%, 50% and 71%, respectively, of total net sales during the same periods. The Company anticipates that international sales, including sales to Korea, will continue to account for a significant portion of net sales. As a result, a significant portion of the Company's sales will be subject to certain risks, including unexpected changes in regulatory requirements, tariffs and other barriers, political and economic instability, difficulties in accounts receivable collection, difficulties in managing distributors or representatives, difficulties in staffing and managing foreign subsidiary operations and potentially adverse tax consequences. Although the Company's foreign sales are denominated in U.S. dollars and the Company does not engage in hedging transactions, the Company's foreign sales are subject to the risks associated with unexpected changes in exchange rates, which could have the effect of making the Company's products more or less expensive. There can be no assurance that any of these factors will not have a material adverse effect on the Company's business, financial condition and results of operations.

     RELIANCE ON A SMALL NUMBER OF CUSTOMERS. Historically, the Company has relied on a limited number of customers for a substantial portion of its net sales. In fiscal 1992, net sales to Innotech and IBM accounted for 32% and 16%, respectively, of total net sales. In fiscal 1993, net sales to Innotech, Samsung and SGS Thomson accounted for 26%, 23% and 14%, respectively, of total net sales. In fiscal 1994, net sales to Samsung, Innotech and SGS Thomson accounted for 33%, 19% and 14%, respectively, of total net sales and, in fiscal 1995, net sales to Samsung accounted for 63% of total net sales. Because the fiscal semiconductor manufacturing industry is concentrated in a limited number of generally larger companies, the Company expects that a significant portion of its future product sales will be concentrated within a limited number of customers. None of these customers has entered into a long-term agreement requiring it to purchase the Company's products. Furthermore, sales to certain of these customers may decrease in the future when those customers complete their current semiconductor equipment purchasing requirements for new or expanded fabrication facilities.
 Although the composition of the Company's largest customers has varied from year to year, the loss of a significant customer or any reductions in orders from a significant customer, including reductions due to customer departures from recent buying patterns, market, economic or competitive conditions in the semiconductor industry or in the industries that manufacture products utilizing integrated circuits, could have a material adverse effect on the Company's business, financial condition and results of operations.

     PRODUCT CONCENTRATION; RAPID TECHNOLOGICAL CHANGE. Semiconductor manufacturing equipment and processes are subject to rapid technological change. The Company derives its revenue primarily from the sale of its MeV ion implantation and tungsten silicide CVD systems. The Company estimates that the
life cycle for these systems is generally from three to five years.    The
Company believes that its future prospects will depend in part upon its ability to continue to enhance its existing products and their process capabilities and to develop and manufacture new products with improved process capabilities. As a result, the Company expects to continue to make significant investments in research and development. The Company also must manage product transitions successfully, as introductions of new products could adversely affect sales of existing products. There can be no assurance that future technologies, processes or product developments will not render the Company's product offerings obsolete or that the Company will be able to develop and introduce new products or enhancements to its existing and processes in a timely manner which satisfy customer needs or achieve market acceptance. The failure to do so could adversely affect the Company's business, financial condition and results of operations. Furthermore, if the Company is not successful in the development of advanced precesses or equipment for manufacturers with whom it currently does business, its ability to sell its products to those manufacturers would be adversely affected.

     FLUCTUATIONS IN QUARTERLY OPERATING RESULTS. The Company's revenue and operating results may fluctuate significantly from quarter to quarter. The to Company derives its revenue primarily from the sale of a relatively small number of high-priced systems, many of which are ordered and shipped during the same quarter. The Company's results of operations for a particular quarter could be adversely affected if anticipated orders for even a small number of systems were not received in time to enable shipment during the quarter, if anticipated shipments were delayed or canceled by one or more customers or if shipments were delayed due to manufacturing difficulties. The Company's revenue and operating results may also fluctuate due to the mix of products sold and the channel of distribution.

     DEPENDENCE ON KEY SUPPLIERS. Certain of the components and sub-assemblies included in the Company's products are obtained from a single supplier or a limited group of suppliers. Disruption or termination of these sources could have a temporary adverse effect on the Company's operations. The Company believes that alternative sources could be obtained and qualified to supply these products, if necessary. Nevertheless, a prolonged inability to obtain certain components could have a material adverse effect on the Company's business, financial condition and results of operations.

     DEPENDENCE ON INDEPENDENT DISTRIBUTORS. The Company currently sells and supports its ion implantation and CVD products through direct sales and customer support organizations in the U.S. and Western Europe and through five exclusive sales representatives and distributors in the U.S., Japan, Korea, Taiwan and
Hong Kong.   Although the Company believes that alternative sources of
distribution are available, the disruption or termination of its existing distributor relationships could have a temporary adverse effect on the Company's business, financial condition and results of operations.

     IMPACT OF SHARES ELIGIBLE FOR FUTURE SALE. Sales of substantial amounts of the Company's Common Stock in the public market after this offering could have a material adverse effect on the market price of the Common Stock and the Company's ability to raise capital.

     VOLATILITY OF STOCK PRICE. The Company's Common Stock has experienced substantial price volatility, particularly as a result of quarter-to-quarter variations in the actual or anticipated financial results of, or announcements by, the Company, its competitors or its customers, announcements of technological innovations or new products by the Company or its competitors, changes in earnings estimates by securities analysts and other events or factors. Also, the stock market has experienced extreme price and volume fluctuations which have affected the market price of many technology companies, in particular, and which have often been unrelated to the operating performance of these companies. These broad market fluctuations, as well as general economic and political conditions in the United States and the countries in which the Company does business, may adversely affect the market price of the Company's Common Stock. In addition, the occurrence of any of the events described in these "Risk Factors" could have a material adverse effect on such market price. See "Price Range of Common Stock" in the "1995 Form 10-K."


                              SELLING SHAREHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership by the Selling Shareholders of shares of the Company's Common Stock. The Selling Shareholders named below may sell the shares of Common Stock offered hereby from time to time and may choose to sell less than all or none of such shares.



                                                      Beneficial             Number of             Beneficial
                                                      Ownership                Shares               Ownership
                    Name                           Before Offering            Offered            After Offering
- ---------------------------------------         ------------------------   -----------       --------------------------
                                                  Number        Percent                        Number      Percent **
                                                ----------      --------   -----------       ---------    -------------
Bachow Investment Partners, III, L.P.            1,075,674        6.72%     1,075,674           --          --
Paul S. Bachow Co-Investment Fund, L.P.            152,535        *           152,535           --          --
Paul S. Bachow                                      69,730        *            69,730           --          --


*   Less than 1%.
** Assumes all shares offered by this Prospectus are sold and no beneficially owned shares are sold other than by this Prospectus.

     The shares offered by this Prospectus were purchased by the Selling Shareholders from the Company at a price of $6.786 per share.

                              PLAN OF DISTRIBUTION

     The sale of all or a portion of the shares of Common Stock offered hereby by the Selling Shareholders may be effected from time to time at prevailing market prices at the time of such sales, at prices related to such prevailing prices, at fixed prices that may be changed or at negotiated prices. The Selling Shareholders may effect such transactions by selling directly to purchasers in negotiated transactions, to dealers acting as principals or through one or more brokers, or any combination of these methods of sale. Dealers or brokers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders. The Selling Shareholders and any brokers or dealers that participate in the distribution may under certain circumstances be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by such brokers or dealers and any profits realized on the resale of shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. The Company and the Selling Shareholders may agree to indemnify such brokers or dealers against certain liabilities, including liabilities under the Securities Act. In addition, the Company has agreed to indemnify the Selling Shareholders and any underwriter with respect to the shares of Common Stock offered hereby against certain liabilities, including, without limitation, certain liabilities under the Securities Act, or, if such indemnity is unavailable, to contribute toward amounts required to be paid in respect of such liabilities.

     To the extent required under the Securities Act or the rules of the Commission, a supplemental prospectus will be filed, disclosing (i) the name of any such brokers or dealers, (ii) the number of shares involved, (iii) the price at which such shares are to be sold, (iv) the commissions paid or discounts or concessions allowed to such brokers or dealers, where applicable, (v) that such brokers or dealers did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, as supplemented, and
(vi) other facts material to the transaction.

     There is no assurance that any of the Selling Shareholders will sell any or all of the shares of Common Stock offered hereby.

     The Company has agreed to pay certain costs and expenses incurred in connection with the registration of the shares of Common Stock offered hereby, except that the Selling Shareholders shall be responsible for all selling commissions, transfer taxes and related charges in connection with the offer and sale of such shares.


                                  LEGAL MATTERS

     The validity of the Common Stock offered hereby has been passed upon by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.


                                     EXPERTS

     The Consolidated Financial Statements of the Company at December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995, incorporated by reference in this Prospectus and Registration Statement, have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their report thereon incorporated by reference in this Prospectus and Registration Statement. Such financial statements have been incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

       The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.




     Securities and Exchange Commission registration fee . . . .     $   3,441
     Printing and engraving expenses . . . . . . . . . . . . . .           500
     Legal fees and expenses . . . . . . . . . . . . . . . . . .         3,500
     Accounting fees and expenses. . . . . . . . . . . . . . . .         2,000
     Miscellaneous expenses. . . . . . . . . . . . . . . . . . .         1,559
                                                                     ---------
       Total . . . . . . . . . . . . . . . . . . . . . . . . . .     $  11,000
                                                                     ---------
                                                                     ---------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 317 of the California General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers who are parties or are threatened to be made parties to any proceeding (with certain exceptions) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation. This limitation on liability has no effect on a directors' liability (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or ommissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) relating to any transaction from which a director derived an improper personal benefit,
(iv) for acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of a serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the directors' duty to the corporation or its shareholders, (vi) under Section 310 of the California General Corporation Law (concerning contracts or transactions between the corporation and a director) or (vii) under Section 316 of the California General Corporation Law (directors' liability for improper dividends, loans and guarantees). The provision does not extend to acts or omissions of a director in his capacity as an officer. Further, the provision has no effect on claims arising under federal or state securities laws and does not affect the availability of injunctions and other equitable remedies available to the Company's shareholders for any violation of a director's fiduciary duty to the Company or its shareholders. Although the validity and scope of the legislation underlying the provision have not yet been interpreted to any significant extent by the California courts, the provision may relieve directors of monetary liability to the Company for grossly negligent conduct, including conduct in situations involving attempted takeovers of the Company.

     In accordance with Section 317, the Restated Articles of Incorporation, as amended (the "Articles"), of the Company limits the liability of a director to the Company or its shareholders for monetary damages to the fullest extent permissible under California law, and authorizes the Company to provide indemnification to it agents (including officers and directors), subject to the limitations set forth above. The Company's Bylaws further provide for indemnification of corporate agents to the maximum extent permitted by the California General Corporation Law.

     Pursuant to the authority provided in the Articles, the Company has entered into indemnification agreements with each of its officers and directors, indemnifying them against certain potential liabilities that may arise as a result of their service to the Company, and providing for certain other protection.

     The Company also maintains insurance policies which insure its officers and directors against certain liabilities.

     The foregoing summaries are necessarily subject to the complete text of the statute, the Articles, the Bylaws and the agreements referred to above and are qualified in their entirety by reference thereto.

     Reference is made to the Common Stock Purchase Agreement included herein as an exhibit to the Registration Statement for provisions regarding indemnification of the Company's officers, directors and controlling persons against liabilities, including liabilities under the Securities Act.

ITEM 16.  EXHIBITS

  4.2     Restated Articles of Incorporation of Registrant (1)

  4.3     By-Laws of Registrant (2)

  5.1     Opinion of Wilson, Sonsini, Goodrich & Rosati, P.C. (3)

 10.1 Common Stock Purchase Agreement dated as of February 10, 1995 between Registrant and Bachow Investment Partners, III, L.P., Paul S. Bachow Co-Investment Fund, L.P. and Paul S. Bachow (4)

 23.1     Consent of Independent Accountants

 23.2     Consent of Wilson Sonsini Goodrich & Rosati, P.C.
- -----------------------------------

(1) Incorporated by reference to the exhibit filed with Registrant's Registration Statement on Form S-1 (No. 33-23861) filed August 18, 1988 and amended on September 21, 1988, October 5, 1988, November 3, 1988, November 10, 1988 and December 15, 1988, which Registration Statement became effective November 10, 1988.

(2) Incorporated by reference to the exhibit filed with the Registrant's Annual Report on Form 10-K for the year ended December 31, 1988.

(3)  Previously filed.

(4) Incorporated by reference to the exhibit filed with the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.


ITEM 17.  UNDERTAKINGS

     1.   The undersigned Registrant hereby undertakes:

          (a) To file, during any period in which offers or sale are being made, a post-effective amendment to this Registration Statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     provided, however, that the undertakings set forth in paragraph (i) and
     (ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange of 1934 (the "Exchange Act") that are incorporated by reference in this Registration Statement.

          (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. Insofar as indemnification of liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registration of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     4.   The undersigned Registrant hereby undertakes that:

          (a) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (b) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on May 10, 1996.


                         GENUS, INC.


                         By /s/ William W. R. Elder
                            ------------------------------------
                            William W.R. Elder
                            Chairman of the Board and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the date indicated:




        Signature                               Title                                      Date
- -------------------------------------------------------------------------------------------------------
/s/ William W. R. Elder        Chairman of the Board and Chief Executive Officer      May 10, 1996
- ---------------------------    (Principal Executive Officer)
   (William W.R. Elder)


/s/ Ernest P. Quinones         Acting Chief Financial Officer, Corporate Controller,  May 10, 1996
- ---------------------------    Chief Accounting Officer and Treasurer (Principal
   (Ernest P.  Quinones)       Financial Officer and Chief Accounting Officer)


/s/ Todd S. Myhre*             Director                                               May 10, 1996
- ---------------------------
   (Todd S. Myhre)

/s/ Mario M. Rosati*           Director and Assistant Secretary                       May 10, 1996
- ---------------------------
   (Mario M. Rosati)

/s/ Steve Fisher*              Director                                               May 10, 1996
- ---------------------------
   (Steve Fisher)

/s/ G. Frederick Forsyth*      Director                                               May 10, 1996
- ---------------------------
   (G. Frederick Forsyth)

* By: /s/ William W.R. Elder                                                          May 10, 1996
      ----------------------
          William W.R. Elder
          (Attorney-in-fact)

                                INDEX TO EXHIBITS

                                                                   Sequentially
                                                                     Numbered
Exhibits                                                               Page

4.2  Articles of Incorporation of Registrant (1). . . . . . . . . . . . . . .

4.3  By-Laws of Registrant (2). . . . . . . . . . . . . . . . . . . . . . . .

5.1  Opinion of Wilson Sonsini Goodrich & Rosati, P.C. (3). . . . . . . . .

10.1 Common Stock Purchase Agreement dated as of February 10, 1995 between Registrant and Bachow Investment Partners, III, L.P., Paul S. Bachow Co-
     Investment Fund, L.P. and Paul S. Bachow (4) . . . . . . . . . . . . . .

23.1 Consent of Independent Accountants . . . . . . . . . . . . . . . . . . .

23.2 Consent of Wilson Sonsini Goodrich & Rosati, P.C.. . . . . . . . . . .

- --------------------------------

(1) Incorporated by reference to the exhibit filed with Registrant's Registration Statement on Form S-1 (No. 33-23861) filed August 18, 1988 and amended on September 21, 1988, October 5, 1988, November 3, 1988, November 10, 1988 and December 15, 1988, which Registration Statement became effective November 10, 1988.

(2) Incorporated by reference to the exhibit filed with the Registrant's Annual Report on Form 10-K for the year ended December 31, 1988.

(3)  Previously filed.

(4) Incorporated by reference to the exhibit filed with the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.